CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated September 22, 2009 with respect to the consolidated balance sheets of IsoRay, Inc. and Subsidiaries as of June 30, 2009 and 2008, and the related statements of operations, changes in shareholders’ equity and cash flows for the years then ended, which report is incorporated by reference into the Proxy Statement to be filed on or about October 26, 2009.

DeCoria, Maichel & Teague, P.S.
Spokane, Washington
October 26, 2009